Exhibit 99.1

For additional information, contact:
E.L. Spencer, Jr.
President, CEO and
Chairman of the Board
(334) 821-9200

Press Release - October 18, 2007

AUBURN NATIONAL BANCORPORATION ANNOUNCES EARNINGS

Third Quarter 2007 Highlights – Compared to Third Quarter 2006:

•	Earnings per share increases 7%

•	Loan growth and net interest margin improvement generates record tax-equivalent net interest income of $4.61 million

•	Total loans up 12% or $33.0 million

•	Credit quality continues to be very strong, with nonperforming assets at 0.14% of total loans

•	Net interest margin improves 6 basis points to 3.02%

AUBURN, Alabama – Auburn National Bancorporation (NASDAQ: AUBN) reported net earnings of $1.75 million, or $0.47 per share, for the third quarter of 2007, compared with $1.66 million, or $0.44 per share, for the third quarter of 2006. Net earnings for the first nine months of 2007 were $5.14 million, or $1.38 per share, compared to $5.04 million, or $1.33 per share, for the same period in 2006.

In the third quarter of 2007, total revenue (on a tax-equivalent basis) was $5.70 million, an increase of 4% from the third quarter of 2006. Net interest income (on a tax-equivalent basis) was $4.61 million for the third quarter of 2007, an increase of 5% from the third quarter of 2006, reflecting growth in the loan portfolio.

Credit quality continued to be very strong, with an annualized net charge-off ratio of 0.04% for the third quarter of 2007 and nonperforming assets at 0.14% of total loans. Provision for loan losses decreased $85 thousand in the third quarter of 2007 compared with the third quarter of 2006 due to continued strength in credit quality.

Commenting on the announcement, E.L. Spencer, Jr., President, CEO and Chairman of the Board, said, “Unlike some financial institutions who have been negatively affected this quarter for their role in subprime lending and other nontraditional mortgage products, our company’s asset quality remains very strong. We are not involved in subprime lending. We remain focused on traditional lending products and continue to closely monitor our asset quality.”

Noninterest expense increased 8% in the third quarter of 2007 from the third quarter of 2006, largely reflecting increases in salaries and benefits expense and other noninterest expense. Despite these increases, our efficiency ratio for the third quarter of 2007 is only 53.95%.

In the third quarter of 2007, we paid cash dividends of $646 thousand, or $0.175 per share. In the third quarter of 2007, our dividend payout ratio was 37.23%.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $662 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in

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Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley, Mountain Brook, and Orange Beach, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2006, and otherwise in our SEC reports and filings.

Explanation of Non-GAAP Financial Measures

In addition to results presented in accordance with U.S. generally accepted accounting principles (GAAP), this press release includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation of total revenue and the calculation of the efficiency ratio.

The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes this non-GAAP financial measure enhances investors’ understanding of its business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP. The reconciliation of this non-GAAP financial measure from GAAP to non-GAAP is presented below.

	For the Three Months Ended September 30		For the Nine Months Ended September 30
(In thousands)	2007	2006	2007	2006
Net interest income (GAAP)	$4,324	$4,126	$12,577	$12,153
Tax-equivalent adjustment	286	248	832	782

Net interest income (Tax-equivalent)	$4,610	$4,374	$13,409	$12,935

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Financial Highlights

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Results of Operations
Net interest income (GAAP)	$4,324	$4,126	$12,577	$12,153
Tax-equivalent adjustment	286	248	832	782

Net interest income (a)	4,610	4,374	13,409	12,935
Noninterest income	1,088	1,090	3,414	3,358

Total revenue (a)	5,698	5,464	16,823	16,293
Provision for loan losses	—	85	23	295
Noninterest expense	3,074	2,849	9,107	8,429
Tax-equivalent adjustment	286	248	832	782
Income tax expense	589	621	1,723	1,749

Net earnings	$1,749	$1,661	$5,138	$5,038

Per share data:
Basic and diluted net earnings	$0.47	$0.44	$1.38	$1.33
Cash dividends declared	$0.175	$0.16	$0.525	$0.48
Weighted average shares outstanding
Basic	3,708,097	3,775,649	3,725,744	3,781,918
Diluted	3,708,097	3,776,023	3,725,744	3,782,363
Shares outstanding, at period end	3,691,260	3,771,568	3,691,260	3,771,568

Performance ratios:
Return on average equity	14.41%	14.84%	13.50%	15.28%
Return on average assets	1.07	1.06	1.06	1.08
Dividend payout ratio	37.23	36.36	38.04	36.09
Average equity to average assets	7.43	7.14	7.89	7.05

Asset Quality:
Allowance for loan losses as a % of:
Loans	1.29%	1.42%	1.29%	1.42%
Nonperforming assets	911	23,753	911	23,753
Net charge-offs (recoveries) as a % of average loans	0.04	0.05	(0.01)	0.05
Nonperforming assets as a % of loans	0.14	0.01	0.14	0.01

Other financial data:
Net interest margin	3.02%	2.96%	3.00%	2.96%
Effective income tax rate	25.19	27.21	25.11	25.77
Efficiency ratio (a)	53.95	52.14	54.13	51.73

Selected period end balances:
Securities	288,459	287,703	288,459	287,703
Loans	316,795	283,746	316,795	283,746
Allowance for loan losses	4,074	4,038	4,074	4,038
Total assets	661,780	635,987	661,780	635,987
Total deposits	510,078	479,269	510,078	479,269
Long-term debt	90,390	100,409	90,390	100,409
Total stockholders’ equity	50,503	47,025	50,503	47,025

(a)	Tax-equivalent. See “Explanation of Non-GAAP Financial Measures.”